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                              EMPLOYMENT AGREEMENT


       THIS AGREEMENT ("Agreement") made as of the 1st day of June, 1999, between BOARDWALK BANK, a New Jersey commercial banking corporation with its principal executive office located at 201 Shore Road, Linwood, New Jersey 08221 ("Boardwalk"), and MICHAEL D. DEVLIN, an individual residing at 834 Central Avenue, Hammonton, New Jersey 08037 (the "Executive").

                              W I T N E S S E T H:

       WHEREAS, Boardwalk desires to employ the Executive and the Executive is willing to accept employment on the terms and conditions as hereinafter set forth.

       NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Employment. Boardwalk hereby employs the Executive, and the Executive hereby accepts employment with Boardwalk, on the terms and conditions set forth in this Agreement.

         2. Duties of Executive. The Executive will perform and discharge well and faithfully such duties as an executive officer of Boardwalk as may be assigned to him from time to time by the Board of Directors of Boardwalk and as the same are set forth from time to time in Boardwalk's By-Laws. The Executive will be employed as Chairman, Chief Executive Officer and President of Boardwalk. The Executive will devote his full time, attention and energies to the business of Boardwalk and will not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this section will not be construed as preventing the Executive from (a) passively investing his personal assets, (b) acting as a member of the Board of Directors or Trustees of any corporation not in competition with Boardwalk or any company affiliated with Boardwalk, or (c) being involved in any community, civic or similar activity.






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         3. Term of Employment. The Executive's employment under this Agreement will be for a period (the "Employment Period") commencing upon the date of this Agreement and ending at the end of the term of this Agreement pursuant to Section 18, unless the Executive's employment is sooner terminated in accordance with Section 5 or one of the following provisions:

              (a) Termination for Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period for "Cause" (as herein defined), by action of the Board of Directors of Boardwalk, upon giving notice of such termination to the Executive at least 15 days prior to the date upon which such termination is to take effect. As used in this Agreement, "Cause" means any of the following events:

                  (i) the Executive is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of 45 consecutive days;

                  (ii) the Executive willfully and repeatedly fails to follow the lawful instructions of the Board of Directors of Boardwalk after the Executive's receipt of written notice of such instructions, other than a failure resulting from the Executive's incapacity because of physical or mental illness;

                  (iii) a government regulatory agency issues a order in writing that the Boardwalk terminate the employment of the Executive; or

                  (iv)   the Executive violates the noncompetition provisions of
                Section 7 or the confidentiality provisions of Section 8.

          Notwithstanding the foregoing, the order of a government regulatory agency referred to in Section 3 (a) (iii) will not constitute "Cause" giving Boardwalk the right to terminate this Agreement unless and until the Executive or Boardwalk, as the case my be, has exhausted any right of appeal available to him or it.






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          In addition, the Executive's employment under this Agreement will not be deemed to have been terminated for "Cause" under Sections 3 (a) (i) or (ii) if such termination took place solely as a result of:

                  (i)    questionable judgment on the part of the Executive;

                  (ii) any act or omission believed by the Executive, in good faith, to have been in, or not opposed to, the best interests of Boardwalk; or

                  (iii) any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Charter or By-Laws of Boardwalk or the directors' and officers' liability insurance of Boardwalk, in each case as in effect at the time of such act or omission.

          If the Executive's employment is terminated under the provisions of this subsection, then all rights of the Executive under Section 4 will cease as of the effective date of such termination.

              (b) Termination Without Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period without "Cause" (as defined in Section 3 (a)), by action of the Board of Directors of Boardwalk, upon giving notice of such termination to the Executive at least 30 days prior to the date upon which such termination is to take effect. If the Executive's employment is terminated under the provisions of this subsection, then the Executive will be entitled to receive the compensation set forth in Section 6.






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              (c) Voluntary Termination, Retirement or Death. If the Executive
          voluntarily terminates employment without Good Reason (as defined in Section 5), retires or dies, the Executive's employment under this Agreement will be deemed terminated as of the date of the Executive's voluntary termination, retirement or death, and all rights of the Executive under Section 4 will cease as of the date of such termination. Thereafter, any benefits payable to the Executive will be determined in accordance with the retirement and insurance programs of Boardwalk then in effect and in which he is a participant.

              (d) Disability. If the Executive is incapacitated by accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the essential duties required of the Executive under Section 2, notwithstanding reasonable accommodation, for a continuous period of six months, then, upon the expiration of such period or at any time thereafter (if such condition continues), by action of the Board of Directors of Boardwalk, the Executive's employment under this agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this subsection, then all rights of the Executive under Section 4 will cease as of the last business day of the week in which such termination occurs, and the Executive will thereafter be entitled to the benefits to which he is entitled under any disability plan of Boardwalk in which he is then a participant.

         4. Employment Period Compensation and Related Matters.

              (a) Salary. For services performed by the Executive under this Agreement, Boardwalk will pay the Executive a salary, during the Employment Period, at the annualized rate of $100,000, payable at the same times as salaries are payable to other executive employees of Boardwalk. Boardwalk may, from time to time, increase (but not decrease) the Executive's salary, and any and all such increases will be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by the Board of Directors of Boardwalk in the resolutions authorizing such increases.
















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              (b) Bonus. For services performed by the Executive under this
          Agreement, in the event Boardwalk establishes an annual incentive plan for its executive officers, the Executive will be entitled to receive a bonus under such plan. The payment of any sum derived from the plan will be subject to the discretion of the Board. The payment of any such bonuses will not reduce or otherwise affect any other obligation of Boardwalk to the Executive provided for in this Agreement.

              (c) Pension and Welfare Benefits. Boardwalk will provide the Executive, during the Employment Period, with pension and welfare benefits (within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in the aggregate not less favorable than those received by other employees of Boardwalk; provided, however, that nothing in this subsection shall be construed as requiring Boardwalk to implement any particular benefit plan.

              (d) Fringe Benefits.

                  (i) In General. Except as otherwise provided in this subscription, Boardwalk will provide the Executive, during the Employment Period, with such fringe benefits as may be provided generally from time to time for its executive officers.

                  (ii) Vacation. The Executive will be entitled to not less than four weeks of vacation per calendar year. The right to carry over unused vacation days will be subject to the executive personnel policies of Boardwalk from time to time in effect.

                  (iii) Automobile. Boardwalk will provide the Executive with the use of a purchased or leased automobile. The make and model of such automobile will be reasonably consistent with the Executive's position with Boardwalk. Expenses of the use of such automobile will be borne as provided from time to time in policies approved by Boardwalk's Board of Directors.








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                  (iv)   Stock Options, Etc. The Executive will be entitled to
                such stock option grants, stock grants, stock appreciation right awards and similar benefits as may be granted or awarded from time to time by the Board of Directors of Boardwalk and/or the Compensation Committee of such Board and as are consistent with the Executive's responsibilities and performance; provided, however, that nothing in this paragraph shall be construed as requiring Boardwalk to adopt any plan providing such benefits.

              (e) Expense Reimbursement. The Executive will be entitled to reimbursement of all expenses incurred by him in the discharge of his duties hereunder, or otherwise in furtherance of the business of Boardwalk, provided he renders an accounting of such expenses in such manner as may be required from time to time for employees generally.

              (f) Salary Deferral. The Executive may request that the payment of any portion of his base salary and/or bonus for any calendar year be deferred. Such request must be made in writing to Boardwalk before the beginning of such calendar year and must include the period of deferral requested by the Executive (the "Deferral Period"). If the Board of Directors of Boardwalk approves such request, the Executive will be entitled to receive, at the end of the Deferral Period, the deferred portion of his base salary and/or bonus plus interest at a compounded rate of 6% per annum. Any salary and/or bonus which is deferred as described herein will be credited to an account on the books of Boardwalk established in the name of the Executive. However, this account will not be funded, and Boardwalk will not be deemed to be a trustee for the Executive with respect to any deferred amount. The liability of Boardwalk to the Executive hereunder will be that of a debtor pursuant to such contractual obligations as are created by this Agreement. No liability of Boardwalk which arises under this subsection will be deemed to be secured by any pledge or other encumbrance on any property of Boardwalk. Boardwalk will not be required to segregate any funds representing such deferred amounts, and nothing herein will be construed as providing for such segregation.





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         5. Resignation of the Executive for Good Reason.

              (a) Events Giving Right to Terminate for Good Reason. The Executive may resign for Good Reason (as herein defined) at any time during the Employment Period, as hereinafter set forth. As used in this Agreement, the term "Good Reason" means any of the following:

                  (i) any reduction in title or a material adverse change in the Executive's responsibilities or authority which are inconsistent with, the Executive's status as Chief Executive Officer and President of Boardwalk;

                  (ii) any reassignment of the Executive to a principal office which is more than 50 miles from Linwood, New Jersey;

                  (iii) any removal of the Executive from office except for any termination of the Executive's employment under the provisions of Section 3 (a) or (d);

                  (iv) any reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                  (v) any failure by Boardwalk to provide the Executive with the pension, welfare and other benefits required hereunder;

                  (vi) any failure of Executive to be re-elected as a director of Boardwalk or any failure of Executive to be re-appointed as the Chairman of Boardwalk's Board of Directors; and

                  (vii) any other material breach of this Agreement by Boardwalk, coupled with the failure to cure the same within 30 days after receipt of a written notice of such breach from the Executive.






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              (b) Notice of Termination. At the option of the Executive, exercisable by the Executive within 90 days after the occurrence of the event constituting Good Reason, the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered to Boardwalk, and the provisions of Section 6 will thereupon apply.

              (c) Special Right of Termination. Notwithstanding anything herein to the contrary, but subject to the provisions of Section 3 (a), within the six-month period following the occurrence of Change in Control (as defined below), the Executive may terminate his employment for any or no reason by delivering a written notice, similar to a Notice of Termination, to Boardwalk; and such termination will be deemed for all purposes to constitute a resignation for Good Reason. In such event, he will be entitled to the payments and benefits described in Section 6.

              (d) Change in Control Defined. For purposes of this Agreement, the term "Change in Control" means any of the following:

                  (i) any "person" (as such term is used in Sections 13 (d) and 14 (d) (2) of the Securities and Exchange Act of 1934 (the "Exchange Act")), other than Boardwalk, a subsidiary of Boardwalk, an employee benefit plan of Boardwalk or a subsidiary of Boardwalk (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange
                Act), directly or indirectly of securities of Boardwalk representing more than 20% of the combined voting power of Boardwalk's then outstanding securities;

                  (ii) the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of Boardwalk to an entity which is not a direct or indirect subsidiary of Boardwalk;







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                  (iii)  the occurrence of, or execution of an agreement
                providing for, a reorganization, merger, consolidation or similar transaction involving Boardwalk, unless (A) the shareholders of Boardwalk immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Boardwalk immediately prior to the consummation of such transaction will initially represent a majority of the directors of the surviving or resulting corporation; and

                  (iv) any other event which is at any time irrevocably designated as a "Change in Control" for purposes of this Agreement by resolution adopted by a majority of the then non employee directors of Boardwalk.

         6. Rights in Event of Certain Termination of Employment. In the event that the Executive resigns from employment for Good Reason, by delivery of a Notice of Termination or other permitted notice to Boardwalk, or the Executive's employment is terminated by Boardwalk without Cause, Executive will be entitled to receive the amounts and benefits set forth in this section.

              (a) Basic Payments. The Executive will be paid an amount equal to three times the sum of (i) the highest annualized base salary paid to him during the year of termination or the immediately preceding two calendar years, and (ii) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of termination. Such amount will be paid to the Executive in one lump sum within 30 days following the date of termination of employment.

              (b) Supplemental Payment in Lieu of Certain Benefits. In lieu of continued pension, welfare and other benefits, a lump sum cash payment equal to 90% of the Executive's base salary immediately prior to the date of termination will be paid to the Executive within 30 days following such date.





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              (c) Excise Tax Matters in General. In the event that the amounts and benefits payable under this section, when added to other amounts and benefits which may become payable to the Executive by Boardwalk, are such that he becomes subject to the excise tax provisions of Code
          Section 4999, Boardwalk will pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive will be deemed to be subject to the highest marginal federal, state and local tax rates. All calculations required to be made under this subsection will be made by Boardwalk's independent certified public accountants, subject to the right of Executive's representative to review the same. All such amounts required to be paid will be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled will be paid or reimbursed no later than 15 days following confirmation of such amount by Boardwalk's accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

         7. Covenant Not to Compete. The Executive hereby acknowledges and recognizes the highly competitive nature of the business of Boardwalk and accordingly agrees that, during the Employment Period, he will not:












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                (a) except with respect to his serving as a director of
           Marquette National Bank, be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as a investor owning less than 5% of the stock of a publicly owned company) or otherwise of, any person, firm, corporation, or enterprise engaged, in (A) the banking, thrift or credit union industry, or (B) any other activity in which Boardwalk or any of its subsidiaries is engaged during the Employment Period; and

                (b) Provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (A) the banking or financial services industry, or (B) any other activity in which Boardwalk or any of its subsidiaries is engaged during the Employment Period.

         8. Confidentiality.

                (a) As used in this section, the term "Confidential Information" means any and all information regarding the organization, business or finances of Boardwalk or any of its subsidiaries and affiliates, including, but not limited to, and all business plans and strategies, financial information, proposals, reports, marketing plans and information, cost information, customer information, claims history and experience data, sales volume and other sales statistics, personnel data, pricing information, concepts and ideas, information respecting existing and proposed investments and acquisitions, and information regarding customers and suppliers, but the term "Confidential Information" will not include information created by the Executive or which prior to the Executive's receipt thereof

                   (i) was generally publicly available, or (ii) was in the Executive's possession free of any restrictions on its use or disclosure and from a source other than Boardwalk or any of its subsidiaries or affiliates.
















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                (b) The Executive acknowledges and agrees that his employment by
           Boardwalk will afford him an opportunity to acquire Confidential Information and that the misappropriation or disclosure of any Confidential Information would cause irreparable harm to Boardwalk and its subsidiaries and affiliates.

                (c) During the Employment Period and for a period of one year thereafter, the Executive will not use for the benefit of anyone other than Boardwalk and its subsidiaries and affiliates or disclose any of the Confidential Information for any reason or purpose whatsoever except to authorized representatives of such business entities or as directed or authorized by Boardwalk.

                (d) With respect to those items of Confidential Information which constitute trade secrets under applicable law, the Executive's obligations of confidentiality and nondisclosure as set forth in this section will continue and survive after the one-year period as provided in Subsection (c) to the greatest extent permitted by applicable law.

                (e) The Executive will not remove any records, documents or any other tangible items (excluding the Executive's personal property) from the premises of Boardwalk or its subsidiaries or affiliates, in either original or duplicate form, except as needed in the ordinary course of performing services hereunder.

                (f) Upon termination of this Agreement, the Executive will immediately surrender to the owner thereof all documents (other than documents created by him) in his possession, custody or control embodying the Confidential Information or any part thereof and will not thereafter remove the same from the premises on which it is located.

         9. Remedies. Executive acknowledges and agrees that the remedy at law of Boardwalk for a breach or threatened breach of any of the provisions of Section 7 or 8 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Section 7 or 8, it is agreed that, in addition to the remedy at law, Boardwalk will be entitled to, without posting any bond, and the Executive agrees not to oppose any request of Boardwalk for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing herein contained will be construed as prohibiting Boardwalk from pursuing any other remedies available to it for such breach or threatened breach.





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         10. Arbitration.  Boardwalk and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association ("Association") in accordance with the Individual Employment Dispute Resolution rules of the Association. Boardwalk or the Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the rules of the Association. The Association will designate a single arbitrator to conduct the proceeding, but Boardwalk and the Executive may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator will not be bound by the rules of evidence and procedure of the courts of the State of New Jersey but will be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, will be final and binding upon the parties and will be enforceable in courts of proper jurisdiction.

         11. Legal Expenses. Boardwalk will pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he incurs such fees and expenses in good faith.





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         12. Indemnification. Boardwalk will indemnify the Executive, to the fullest extent permitted under applicable law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by a third party by reason of the fact that he is or was a director, officer, employee or agent of Boardwalk, or is or was serving at the request of Boardwalk as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by applicable law, Boardwalk will, in advance of final disposition, pay any and all expenses incurred by the Executive in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding with respect to which he may be entitled to indemnification hereunder. Boardwalk will use its best efforts to obtain insurance coverage for the Executive under a policy covering directors and officers thereof against litigation, arbitrations and other legal and regulatory proceedings; provided, however, that nothing herein is to be construed as requiring such action if the Board of Directors of Boardwalk determines that such insurance coverage cannot be obtained at commercially reasonable rates.

         13. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the address of the party first set forth above, or to such other address as either party may specify by like notice.

         14. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and a duly authorized executive officer of Boardwalk. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.











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         15. Assignment. This Agreement is not assignable by any party hereto, except by Boardwalk to any successor in interest to its business.

         16. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior understanding or agreement of the parties.

         17. Successors; Binding Agreement.

                (a) Boardwalk will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Boardwalk to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Boardwalk would be required to perform it if no such succession had taken place. Failure by Boardwalk to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, "Boardwalk" means Boardwalk, as hereinbefore defined, and any successor to the business and/or assets of Boardwalk, as aforesaid, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such person, to the Executive's estate.














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         18. Termination.

                (a) Unless the Executive's employment is terminated pursuant to the provisions of Section 3 or Section 5, the term of this Agreement will be for a period commencing on the date of this Agreement and ending on December 31, 2001; provided, however, that this Agreement will be automatically renewed on January 1, 2000 for the three-year period commencing on such date and ending on December 31, 2002, unless either party gives written notice of nonrenewal to the other party on or before November 1, 1999 (in which case this Agreement will continue in effect through December 31, 2001); and provided further, that if this Agreement is renewed on January 1, 2000, it will be automatically renewed on January 1 of each subsequent year (the "Annual Renewal Date") for a period ending three years from each Annual Renewal Date unless either party gives written notice of nonrenewal to the other party at least 60 days prior to an Annual Renewal Date (in which case this Agreement will continue in effect for a term ending two years from the Annual Renewal Date immediately following such notice).

                (b) Any termination of the Executive's employment under this Agreement or of this Agreement will not be construed to affect the provisions of Sections 6 and 11, which will, if relevant, survive any such termination and remain in full force and effect in accordance with their respective terms.

                (c) Nothing herein will be construed as limiting, restricting or eliminating any rights the Executive may otherwise have under any plan, contract or arrangement to which he is a party or in which he is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which he may be entitled under a severance plan or arrangement of Boardwalk; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be correspondingly reduced in such equitable manner as the Board of Directors of Boardwalk may determine.










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         19. No Mitigation or Offset. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does secure employment, except as otherwise provided herein.

         20. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

         21. Applicable Law. Except to the extent preempted by federal law, this Agreement will be governed by and construed in accordance with the domestic internal law of the State of New Jersey.

         22. Number. Words used herein in the singular will be construed as being used in the plural, as the context requires, and vice versa.

         23. Headings. The headings of the sections and subsections of this Agreement are for convenience only and will not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         24. Withholding For Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

         25. Individual Agreement. This Agreement is an agreement solely between and among the parties hereto. It is intended to constitute a nonqualified unfunded arrangement for the benefit of a key management employee and will be construed and interpreted in a manner consistent with such intention.








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




         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                BOARDWALK BANK

                                                By______________________________

      (SEAL)
                                                Attest:_________________________
                                                       Corporate Secretary

                                                ("Boardwalk")



Witness:

____________________________                    __________________________(SEAL)
                                                Michael D. Devlin
                                                ("Executive")

















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